Exhibit 10.18

SECOND AMENDMENT TO OFFICE LEASE
This SECOND AMENDMENT TO OFFICE LEASE ("Second Amendment") is made and entered into as of the 7th day of November, 2019, by and between HCP LS REDWOOD CITY, LLC, a Delaware limited partnership ("Landlord"), and PULMONX CORPORATION, a Delaware corporation ("Tenant").
R E C I T A L S :
A.    Landlord and Tenant (as the successor-in-interest to Pulmonx, Inc., a California corporation) entered into that certain Office Lease dated September 4, 2009 (the "Original Lease"), as amended by that certain First Amendment to Office Lease dated September 30, 2014 (the "First Amendment" and together with the Original Lease, the "Lease"), whereby Landlord leases to Tenant and Tenant leases from Landlord 24,591 rentable square feet of space (the "Premises") consisting of all of the rentable area of the building (the "Building") located at 700 Chesapeake Drive, Redwood City, California 94063.
B.    The parties desire to amend the Lease on the terms and conditions set forth in this Second Amendment.
A G R E E M E N T :
NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.    Terms. All capitalized terms when used herein shall have the same respective meanings as are given such terms in the Lease unless expressly provided otherwise in this Second Amendment.
2.    Condition of the Premises. Landlord and Tenant acknowledge that Tenant has been occupying the Premises pursuant to the Lease, and therefore Tenant continues to accept the Premises in its presently existing, "as is" condition. Except as expressly set forth in the Work Letter attached hereto as Exhibit A (the "Work Letter"), Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises.
3.    Lease Term.
3.1    Second Extended Lease Term. Pursuant to the Lease, the Lease Term is scheduled to expire on July 31, 2020. Landlord and Tenant hereby agree to extend the Lease Term for a period of five (5) years, from August 1, 2020, until July 31, 2025, on the terms and conditions set forth in the Lease, as hereby amended by this Second Amendment, unless sooner terminated as provided in the Lease. The period of time commencing on August 1, 2020, and ending on July 31, 2025, shall be referred to herein as the "Second Extended Term."
3.2    No Further Right to Extend Lease Term. Landlord and Tenant acknowledge and agree that the Second Extended Term provided herein shall be deemed to represent

Tenant's option to extend the Lease Term as provided in Section 2.2 of the Original Lease, and therefore, effective as of the date of this Second Amendment, Section 2.2 of the Original Lease shall be terminated and of no further force or effect.
4.    Rent.
4.1    Base Rent. Prior to August 1, 2020, Tenant shall continue to pay monthly installments of Base Rent for the Premises in accordance with the terms of the Lease. During the Second Extended Term, Tenant shall pay monthly installments of Base Rent for the Premises as follows, but otherwise in accordance with the terms of the Lease:

Period During Second Extended Term	Annual Base Rent	Monthly Installment of Base Rent	Monthly Rental Rate per Square Foot

August 1, 2020 – July 31, 2021	$1,504,969.20	$125,414.10	$5.10

August 1, 2021 – July 31, 2022	$1,557,643.12	$129,803.59	$5.28

August 1, 2022 – July 31, 2023	$1,612,160.63	$134,346.72	$5.46

August 1, 2023 – July 31, 2024	$1,668,586.25	$139,048.85	$5.65

August 1, 2024 – July 31, 2025	$1,726,986.77	$143,915.56	$5.85
* For the avoidance of doubt, the column "Monthly Installment of Base Rent" shall be binding upon the parties hereto should any inconsistencies exist in the rent schedule.
4.2    Direct Expenses. Prior to and during the Second Extended Term, Tenant shall continue to be obligated to pay Tenant's Share of the annual Direct Expenses in connection with the Premises in accordance with the terms of the Lease.
5.    Security Deposit. Notwithstanding anything in the Lease to the contrary, the Security Deposit held by Landlord pursuant to the Lease, as amended hereby, shall equal $287,831.12. Landlord and Tenant acknowledge that, in accordance with Article 21 of the Original Lease, Tenant has previously delivered the sum of $57,297.03 (the "Existing Security Deposit") to Landlord as security for the faithful performance by Tenant of the terms, covenants and conditions of the Lease. Concurrently with Tenant's execution of this Second Amendment, Tenant shall deposit with Landlord an amount equal to $230,534.09 in cash to be held by Landlord as a part of the Security Deposit, or Tenant may deliver such amount (i.e., $230,534.09) as a letter of credit pursuant to the terms of Section 21.2 of the Original Lease. To the extent that the total amount held by Landlord at any time as security for the Lease, as hereby amended, is less than $287,831.12, Tenant shall pay the difference to Landlord within ten (10) business days following Tenant's receipt of notice thereof from Landlord.

2.

6.    Notices. Section 10 of the Summary (Address of Tenant) is hereby deleted and replaced in its entirety as follows:
Pulmonx
700 Chesapeake Drive
Redwood City, CA 94063
Attn: Derrick Sung, Ph.D
With a copy to:
Cooley, LLP
4401 Eastgate Mall
San Diego, CA 92121-1909
Attn: Connor McNellis
7.    Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Second Amendment other than CBRE, Inc. and T3 Advisors (the "Brokers"), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Second Amendment. Landlord shall pay the Brokers pursuant to the terms of separate commission agreements. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party. The terms of this Section 7 shall survive the expiration or earlier termination of the term of the Lease, as hereby amended.
8.    California Accessibility Disclosure. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges that the Common Areas and the Premises have not undergone inspection by a Certified Access Specialist (CASp). As required by Section 1938(e) of the California Civil Code, Landlord hereby states as follows: "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises." In furtherance of the foregoing, Landlord and Tenant hereby agree as follows: (a) any CASp inspection requested by Tenant shall be conducted, at Tenant's sole cost and expense, by a CASp approved in advance by Landlord; and (b) pursuant to Article 24 of the Original Lease, Tenant, at its cost, is responsible for making any repairs within the Premises to correct violations of construction-related accessibility standards; and, if anything done by or for Tenant in its use or occupancy of the Premises shall require repairs to the Building (outside the

3.

Premises) to correct violations of construction-related accessibility standards, then Tenant shall, at Landlord's option, either perform such repairs at Tenant's sole cost and expense or reimburse Landlord upon demand, as Additional Rent, for the cost to Landlord of performing such repairs.
9.    Counterparts; Electronic Signatures. This Second Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Second Amendment attached thereto. A facsimile or portable document format (PDF) signature on this Assignment shall be equivalent to, and have the same force and effect as, an original signature.
10.    No Further Modification. Except as set forth in this Second Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect. In the event of any conflict between the provisions of this Second Amendment and the provisions of the Lease the provisions of this Second Amendment shall prevail. Whether or not specifically amended by this Second Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Second Amendment.
[signatures contained on following page]

4.

IN WITNESS WHEREOF, this Second Amendment has been executed as of the day and year first above written.

LANDLORD:			TENANT:

HCP LS REDWOOD CITY, LLC, a Delaware limited liability company			PULMONX CORPORATION, a Delaware corporation

By:	HCP Estates USA Inc., a Delaware corporation, its Manager
			By:	/s/ Glen French
Glen French
Print Name

	By:	/s/ Scott Bohn	Its:	President and CEO

	Name:	Scott Bohn	By:
Print Name
	Its:	Senior Vice President	Its:

EXHIBIT A
WORK LETTER
Landlord and Tenant acknowledge that Tenant has been occupying the Premises pursuant to the Lease. Except as specifically set forth herein, Landlord shall not be obligated to construct or install any improvements or facilities of any kind in the Premises, and Tenant shall continue to accept the Premises in its currently-existing, "as-is" condition. Notwithstanding the foregoing, Tenant shall be entitled to a one-time tenant improvement allowance (the "Tenant Improvement Allowance") equal to $245,910.00 (i.e., $10.00 per rentable square foot of the Premises) for the costs relating to the design and construction of Tenant's improvements which are permanently affixed to the Premises (the “Tenant Improvements”). Landlord shall retain Project Management Advisors, Inc. ("PMA") as a third party project manager for construction oversight of the Tenant Improvements on behalf of Landlord, and Tenant shall pay a fee to Landlord with respect to the PMA services equal to three percent (3%) of the Tenant Improvement Allowance. In no event shall any of the Tenant Improvement Allowance be used for any soft costs, including but not limited to (a) Tenant's furniture, fixtures, equipment, signage or other items of personal property, (b) installation of telephone or data cabling, or (c) moving or relocation expenses. The Tenant Improvement Allowance will be disbursed in accordance with Landlord's standard disbursement procedures, including, without limitation, following Landlord's receipt of (i) evidence (i.e., invoices or other documentation reasonably satisfactory to Landlord) of payment for the Tenant Improvements, and (ii) fully executed, unconditional lien releases from all contractors, subcontractors, laborers, materialmen, and suppliers used by Tenant in connection with the Tenant Improvements. The Tenant Improvements shall be constructed in accordance with the terms and conditions of Article 8 of the Original Lease, except for Section 8.3 (Payment for Improvements). In no event shall Landlord be obligated to disburse any portion of the Tenant Improvement Allowance subsequent to August 1, 2021, nor shall Landlord be obligated to disburse any amount in excess of the Tenant Improvement Allowance in connection with the construction of the Tenant Improvements. No portion of the Tenant Improvement Allowance, if any, remaining after the construction of the Tenant Improvements shall be available for use by Tenant.

Exhibit A